Exhibit 5.2

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

June 10, 2015

Frontier Communications Corporation

3 High Ridge Park

Stamford, CT 06905

Re:	Frontier Communications Corporation
Registration	Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Frontier Communications Corporation, a Delaware corporation (the “Company”), in connection with the public offering by the Company of up to 19,250,000 shares of its 11.125% Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share (“Preferred Stock”), of the Company (which includes up to 1,750,000 shares of Preferred Stock subject to an over-allotment option) (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No. 333-203537) of the Company relating to preferred stock, par value $0.01 per share, and other securities of the Company filed on April 20, 2015 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated April 20, 2015 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

Frontier Communications Corporation

June 10, 2015

(c) the prospectus supplement, dated June 4, 2015 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated June 4, 2015, between the Company and J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Shares;

(e) an executed copy of a certificate of Mark Nielsen, Executive Vice President, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f) a copy of the Company’s Restated Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware as of June 9, 2015, and certified pursuant to the Secretary’s Certificate;

(g) a copy of the Company’s By-laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(h) the Certificate of Designations as filed with the Secretary of State of the State of Delaware designating the Preferred Stock (the “Certificate of Designations”);

(i) a specimen certificate evidencing the Preferred Stock, in the form attached to the Certificate of Designations; and

(j) a copy of certain resolutions of the Board of Directors of the Company, adopted on March 31, 2015, and certain resolutions of the Financing Committee thereof, adopted on June 4, 2015 and June 9, 2015, each certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers

Frontier Communications Corporation

June 10, 2015

and other representatives of the Company and others and of public officials. We have also assumed that a duly executed and completed certificate evidencing the Shares being sold, in the form examined by us, is delivered against payment therefor.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable

2. The maximum number of 385,000,000 shares of the Company’s common stock, par value $0.25 per share (the “Common Stock”), initially issuable upon conversion of the Shares pursuant to the Certificate of Designations have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued in accordance with the Certificate of Designations, will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth in paragraph 2 above, we have assumed that the amount obtained by dividing the Liquidation Preference (as defined in the Certificate of Designations) of the Shares by the number of shares of Common Stock issued upon conversion of each of the Shares will be at least equal to the par value of the Common Stock at the time of conversion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

SJK